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                                                                     EXHIBIT 2.1











                             AGREEMENT AND PLAN OF MERGER


                             DATED AS OF AUGUST 29, 1997


                                        AMONG


                             PRINTRAK INTERNATIONAL INC.
                                A DELAWARE CORPORATION


                                  SUNRISE ACQ. CORP.
                               A CALIFORNIA CORPORATION

                                         AND


                                   SUNRISE IMAGING
                               A CALIFORNIA CORPORATION



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                                  TABLE OF CONTENTS
                                                                       PAGE

1.  Definitions.. . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.  Merger.     . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    2.1       Surviving Corporation.. . . . . . . . . . . . . . . . .    2
    2.2       Articles of Incorporation and Bylaws of SunRise.. . . .    2
    2.3       Directors and Officers. . . . . . . . . . . . . . . . .    2
    2.4       Common Stock of Merger Sub. . . . . . . . . . . . . . .    2
    2.5       Conversion of SunRise Stock.. . . . . . . . . . . . . .    2
    2.6       Earn-Out Payments.. . . . . . . . . . . . . . . . . . .    2
    2.7       Cancellation of SunRise Stock Options and Warrants. . .    4
    2.8       Exchange of Stock Certificates. . . . . . . . . . . . .    4
    2.9       Transfer Books. . . . . . . . . . . . . . . . . . . . .    4
    2.10      SunRise Dissenting Shares . . . . . . . . . . . . . . .    4
    2.11      No Further Ownership Rights in SunRise Common Stock . .    5
    2.12      Lost, Stolen or Destroyed Certificates. . . . . . . . .    5
    2.13      Escrow Agreement. . . . . . . . . . . . . . . . . . . .    5
    2.14      Further Assurances. . . . . . . . . . . . . . . . . . .    5

3.  The Closing.. . . . . . . . . . . . . . . . . . . . . . . . . . .    5

4.  Representations and Warranties of SunRise.. . . . . . . . . . . .    6
    4.1       Organization and Existence of SunRise and
              Subsidiaries. . . . . . . . . . . . . . . . . . . . . .    6
    4.2       Authority and Binding Effect. . . . . . . . . . . . . .    7
    4.3       Authorized Capital Stock of SunRise.. . . . . . . . . .    7
    4.4       No Subsidiaries.. . . . . . . . . . . . . . . . . . . .    7
    4.5       SunRise Financial Statements. . . . . . . . . . . . . .    8
    4.6       Leases, Title to Properties, Etc. . . . . . . . . . . .    8
    4.7       Absence of Certain Events.. . . . . . . . . . . . . . .    9
    4.8       Indebtedness. . . . . . . . . . . . . . . . . . . . . .   10
    4.9       Guaranties and Suretyship.. . . . . . . . . . . . . . .   10
    4.10      Absence of Undisclosed Liabilities. . . . . . . . . . .   11
    4.11      Taxes and Tax Returns.. . . . . . . . . . . . . . . . .   11
    4.12      Notes and Accounts Receivable.. . . . . . . . . . . . .   12
    4.13      Fixed Assets. . . . . . . . . . . . . . . . . . . . . .   12
    4.14      Material Contracts. . . . . . . . . . . . . . . . . . .   13
    4.15      Intellectual Property.. . . . . . . . . . . . . . . . .   14
    4.16      Insurance.. . . . . . . . . . . . . . . . . . . . . . .   14
    4.17      Licenses, Permits, Etc. . . . . . . . . . . . . . . . .   15
    4.18      Litigation. . . . . . . . . . . . . . . . . . . . . . .   15
    4.19      Compliance with Laws. . . . . . . . . . . . . . . . . .   15
    4.20      Employees.. . . . . . . . . . . . . . . . . . . . . . .   16
    4.21      Employee Benefit Plans. . . . . . . . . . . . . . . . .   16
    4.22      Bank Accounts and Powers of Attorney. . . . . . . . . .   17
    4.23      Product Warranties and Liabilities. . . . . . . . . . .   17
    4.24      Labor Matters.. . . . . . . . . . . . . . . . . . . . .   18
    4.25      Questionable Payments.. . . . . . . . . . . . . . . . .   18


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    4.26      Brokers.. . . . . . . . . . . . . . . . . . . . . . . .   18
    4.27      Conflict of Interest. . . . . . . . . . . . . . . . . .   18
    4.28      Books and Records.. . . . . . . . . . . . . . . . . . .   18
    4.29      Environmental and Safety Matters. . . . . . . . . . . .   18
    4.30      Confidentiality.. . . . . . . . . . . . . . . . . . . .   19
    4.31      Securities Law Compliance.. . . . . . . . . . . . . . .   19
    4.32      Operational Restrictions. . . . . . . . . . . . . . . .   19
    4.33      Full Disclosure.. . . . . . . . . . . . . . . . . . . .   19

5.  Representations and Warranties of Printrak and Merger Sub.. . . .   20
    5.1       Organization and Existence. . . . . . . . . . . . . . .   20
    5.2       Authority and Binding Effect. . . . . . . . . . . . . .   20
    5.3       Capital Stock of Merger Sub.. . . . . . . . . . . . . .   20
    5.4       Investment Intent.. . . . . . . . . . . . . . . . . . .   20
    5.5       Brokers.. . . . . . . . . . . . . . . . . . . . . . . .   20
    5.6       Full Disclosure.. . . . . . . . . . . . . . . . . . . .   20

6.  Covenants of SunRise and Principal Shareholders.. . . . . . . . .   21
    6.1       Conduct of Business.. . . . . . . . . . . . . . . . . .   21
    6.2       Access to Information.. . . . . . . . . . . . . . . . .   21
    6.3       Preservation of Goodwill. . . . . . . . . . . . . . . .   22
    6.4       Shareholders' Approval. . . . . . . . . . . . . . . . .   22
    6.5       Trade Secrets.. . . . . . . . . . . . . . . . . . . . .   22
    6.6       Preparation of Information Statement. . . . . . . . . .   22
    6.7       Transaction Expenses. . . . . . . . . . . . . . . . . .   22
    6.8       Further Assurances. . . . . . . . . . . . . . . . . . .   22

7.  Mutual Covenants. . . . . . . . . . . . . . . . . . . . . . . . .   22
    7.1       Public Announcements. . . . . . . . . . . . . . . . . .   22
    7.2       Reasonable Efforts to Satisfy Conditions. . . . . . . .   23

8.  Conditions to Obligations of SunRise. . . . . . . . . . . . . . .   23
    8.1       Printrak's and Merger Sub's Representations and
              Warranties True at Closing. . . . . . . . . . . . . . .   23
    8.2       Certificates. . . . . . . . . . . . . . . . . . . . . .   23

9.  Conditions to Obligations of Printrak and Merger Sub. . . . . . .   24
    9.1       SunRise's Representations and Warranties True
              at Closing. . . . . . . . . . . . . . . . . . . . . . .   24
    9.2       Opinion of SunRise's Counsel. . . . . . . . . . . . . .   24
    9.3       No Damage or Destruction. . . . . . . . . . . . . . . .   24
    9.4       Certificates. . . . . . . . . . . . . . . . . . . . . .   24
    9.5       Release of Liability for Transactions Fees. . . . . . .   25
    9.6       Waiver of Right of First Refusal. . . . . . . . . . . .   25
    9.7       Cancellation of Warrants and Options. . . . . . . . . .   25
    9.8       Assignments of Rights to Technology.. . . . . . . . . .   25
    9.9       UCC Termination Statements; Removal of Liens. . . . . .   25
    9.10      No Material Adverse Changes.. . . . . . . . . . . . . .   25
    9.11      Blue Sky Matters. . . . . . . . . . . . . . . . . . . .   26

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    9.12      SunRise Shareholders' Approval. . . . . . . . . . . . .   26
    9.13      Non-Competition Agreement.. . . . . . . . . . . . . . .   26
    9.14      Escrow Agreement. . . . . . . . . . . . . . . . . . . .   26
    9.15      Employment Agreement. . . . . . . . . . . . . . . . . .   26
    9.16      Resignations. . . . . . . . . . . . . . . . . . . . . .   26
    9.17      Consents. . . . . . . . . . . . . . . . . . . . . . . .   26
    9.18      Cancellation of Credit Lines. . . . . . . . . . . . . .   26
    9.19      Evidence of Payment of Option Exercise Price. . . . . .   26

    10.       Mutual Conditions to Obligations of Printrak, Merger
              Sub and SunRise.. . . . . . . . . . . . . . . . . . . .   26
    10.1      Approvals.. . . . . . . . . . . . . . . . . . . . . . .   26
    10.2      No Litigation.. . . . . . . . . . . . . . . . . . . . .   27
    10.3      Nature of Statements. . . . . . . . . . . . . . . . . .   27
    10.4      Survival of Representations and Warranties. . . . . . .   27

11. Indemnity.. . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    11.1      Indemnification of Printrak.. . . . . . . . . . . . . .   27
    11.2      Limitations.. . . . . . . . . . . . . . . . . . . . . .   27
    11.3      Indemnification of SunRise. . . . . . . . . . . . . . .   28
    11.4      Claims Procedure. . . . . . . . . . . . . . . . . . . .   28
    11.5      Treatment of Indemnity Payments.. . . . . . . . . . . .   29
    11.6      Agreement of SunRise Indemnitors. . . . . . . . . . . .   29

12. Termination.. . . . . . . . . . . . . . . . . . . . . . . . . . .   29

13. Definitions.. . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    13.1      Cross Reference Table.. . . . . . . . . . . . . . . . .   30
    13.2      Certain Definitions.. . . . . . . . . . . . . . . . . .   31

14. Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . . . .   32
    14.1      Notices.. . . . . . . . . . . . . . . . . . . . . . . .   32
    14.2      Assignment. . . . . . . . . . . . . . . . . . . . . . .   33
    14.3      Successors Bound. . . . . . . . . . . . . . . . . . . .   33
    14.4      Captions. . . . . . . . . . . . . . . . . . . . . . . .   33
    14.5      Amendment.. . . . . . . . . . . . . . . . . . . . . . .   33
    14.6      Entire Agreement. . . . . . . . . . . . . . . . . . . .   33
    14.7      Counterparts. . . . . . . . . . . . . . . . . . . . . .   33
    14.8      Governing Law.. . . . . . . . . . . . . . . . . . . . .   33
    14.9      Attorneys' Fees.. . . . . . . . . . . . . . . . . . . .   33
    14.10     Waiver. . . . . . . . . . . . . . . . . . . . . . . . .   33
    14.11     Severability. . . . . . . . . . . . . . . . . . . . . .   33

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                             AGREEMENT AND PLAN OF MERGER



    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of August 29, 1997, among Printrak International Inc., a Delaware corporation ("Printrak"), SunRise Acq. Corp., a California corporation and a wholly-owned subsidiary of Printrak ("Merger Sub"), SunRise Imaging, a California corporation ("SunRise"), and Bram Kool, Audrey Kool, Shashi Rattan and Kurt Breish (collectively, the "Principal Shareholders").


                                   R E C I T A L S:

A. Printrak, Merger Sub, SunRise, and their respective Boards of Directors and the Principal Shareholders deem it advisable to effect a merger pursuant to which Merger Sub shall be merged with and into SunRise in accordance with the terms and provisions of this Agreement (the "Merger").

B. As a result of the Merger the shareholders of SunRise (the "SunRise Shareholders") will receive an aggregate of (i) $10,175,000 in cash (the "Closing Payment"), less expenses pursuant to Section 6.7 hereto, in exchange for the issued and outstanding shares of Common Stock of SunRise (the "SunRise Stock"), and (ii) the Earn-Out Payment, as defined in, determined and payable pursuant to Section 2.6 below, all as more fully described in and subject to the specific terms and provisions of this Agreement.

C. The Board of Directors of SunRise has determined that this Agreement and the transactions contemplated hereby, as well as the Merger Consideration, are fair to and in the best interests of the SunRise Shareholders.

D. This Agreement sets forth the terms and conditions to which the parties hereto have agreed and further contemplates the consummation of certain related transactions hereinafter described.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties hereto, and subject to the terms and conditions set forth herein, the parties herein agree as follows:

    1. DEFINITIONS. Certain terms are used in this Agreement as specifically defined herein. Unless elsewhere defined in this Agreement, these definitions are set forth or referred to in Section 14 of this Agreement. As used in this Agreement, unless the context requires otherwise, the term "SunRise" shall mean and refer to SunRise Imaging and its subsidiaries.

    2. MERGER. Subject to the terms and conditions of this Agreement, the parties hereto agree that Merger Sub and SunRise shall execute and file the Agreement of Merger in substantially the form attached hereto as Exhibit A with the California Secretary of State, whereupon Merger Sub shall be merged with and into SunRise and SunRise shall be the surviving corporation in such merger and shall become a wholly-owned subsidiary of Printrak.

         2.1 SURVIVING CORPORATION. Upon the effectiveness of the Agreement of Merger (hereinafter referred to as the "Effective Time of the Merger"), Merger Sub shall be merged with and into SunRise and the separate existence of Merger Sub shall cease. SunRise shall be the corporation surviving the Merger.

         2.2 ARTICLES OF INCORPORATION AND BYLAWS OF SUNRISE. The Articles of Incorporation and Bylaws of Merger Sub at and immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of SunRise following the Effective Time of the Merger.

         2.3 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time of the Merger shall be the initial directors of SunRise, each to hold office in accordance with the Articles of Incorporation and Bylaws of SunRise, and the officers of Merger Sub immediately prior to the Effective Time of the Merger shall be the initial officers of SunRise, in each case until their respective successors are duly elected or appointed and qualified.

         2.4 COMMON STOCK OF MERGER SUB. Each share of the common stock of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into one (1) share of Common Stock of SunRise.

         2.5  CONVERSION OF SUNRISE STOCK.  Subject to the other terms of this
Section 2, each share of SunRise Stock outstanding immediately prior to the Effective Time of the Merger (excluding shares to be cancelled pursuant to Section 2.7) shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive an amount of cash determined by dividing the Closing Payment, less the expenses payable by the SunRise Shareholders pursuant to Section 6.7, by the total number of shares of SunRise Stock that are issued and outstanding immediately prior to the Effective Time of the Merger.

         2.6  EARN-OUT PAYMENT.

              (a) In addition to the Closing Payment set forth in Section 2.5 above, but subject to certain conditions as set forth below, Printrak shall pay to the SunRise Shareholders, as an addition to the Closing Payment, an earn-out payment (the "Earn-Out Payment") based upon SunRise's Revenue level for the twelve months ended December 31, 1997 (calculated in accordance with generally accepted accounting principles on an accrual basis). The Closing Payment and the Earn-Out Payment shall be collectively defined as the "Merger Consideration." The Earn-Out Payment shall be calculated as follows:

                      REVENUE                      EARN-OUT
                   ------------                  ------------
                   $ 11,500,000                  no earn-out
                   $ 11,600,000                  $     50,000
                   $ 11,700,000                  $    100,000
                   $ 11,800,000                  $    150,000
                   $ 11,900,000                  $    300,000
                   $ 12,000,000                  $    250,000
                   $ 12,100,000                  $    300,000
                   $ 12,200,000                  $    350,000
                   $ 12,300,000                  $    400,000
                   $ 12,400,000                  $    450,000
                   $ 12,500,000                  $    500,000
                   $ 12,600,000                  $    545,000
                   $ 12,700,000                  $    590,000
                   $ 12,800,000                  $    635,000
                   $ 12,900,000                  $    680,000
                   $ 13,000,000 or more          $    725,000

              (b) As used herein, the term "Revenue" shall mean the sale of all products and post warranty support services recorded in accordance with generally accepted accounting principles.

              (c) As soon as reasonably practicable, but not later than March 1, 1998, Printrak shall deliver to the Principal Shareholders a calculation of Revenues for the twelve months ended December 31, 1997, determined in accordance with generally accepted accounting principles and consistent with the practices used in preparing the SunRise Financial Statements (as defined in Section 4.5), certified by Deloitte & Touche LLP or such other independent certified public accountant as chosen by Printrak (the "Revenue Calculation"). The cost of such accounting firm shall be borne by Printrak. The Principal Shareholders shall have fifteen (15) days to review and approve the Revenue Calculation. If the Principal Shareholders do not notify Printrak in writing within such fifteen (15) day period that they dispute any matter set forth in the Revenue Calculation, the Revenue Calculation shall be deemed to have been accepted by the SunRise Shareholders and shall be binding upon the SunRise Shareholders and Printrak. If any disputes arise regarding the Revenue Calculation which the SunRise Shareholders and Printrak cannot resolve between themselves within fifteen
(15) days, such questions shall be referred to an accounting firm mutually satisfactory to SunRise and Printrak, which shall be directed to resolve such questions within seven (7) days thereafter, and whose decision shall be final and binding on all parties. The cost of such additional accounting firm shall be borne equally by the SunRise Shareholders and Printrak. Upon any final determination of the Revenue Calculation pursuant to this Section 2.6(c), Printrak shall promptly pay to each non-dissenting SunRise Shareholder an amount equal to the Earn-Out Payment (less any amounts payable to the individuals and entities listed or required to be listed on Schedule
4.26 hereto with respect to the Earn-Out Payment) multiplied by a fraction, the numerator of which shall be the number of shares of SunRise held by such shareholder immediately prior to the Effective Date of the Merger and the denominator of which shall be the number of shares of SunRise held by all SunRise Shareholders immediately prior to the Effective Time of the Merger.

         (d) It is acknowledged that after the Closing Date Printrak shall, in its sole discretion, have complete control over all strategic and operational decisions concerning the operation of the Business, including decisions regarding the design, testing, manufacturing, pricing, warranting, marketing, advertising and distribution of products in the Business, notwithstanding that such decisions may or will impact the amount of the Earn-Out Payments. Printrak agrees to exercise its discretion in making such decisions in good faith and without regard to any effect such decisions may have on the amount of the Earn-Out Payments, if any, payable hereunder. In particular, Printrak agrees to continue to book and ship orders in a manner consistent with generally accepted accounting principles.

              (e) Printrak shall provide to the Principal Shareholders, as soon as reasonably practicable, but not later than 20 days after the end of each month ending after the Effective Date of the Merger until November 30, 1997, a statement setting forth (i) Revenues for such month and (ii) Revenues for the fiscal year to date. The revenue statements shall be delivered upon receipt by Printrak of a Confidentiality Agreement executed by each of the Principal Shareholders in substantially the form of Exhibit B attached hereto.

         2.7 CANCELLATION OF SUNRISE STOCK OPTIONS AND WARRANTS. SunRise and the Principal Shareholders shall take all actions necessary to provide that, on or prior to the Effective Time of the Merger, each Derivative Security of SunRise, as defined herein, shall be cancelled. All monetary or other consideration required to be paid for cancellation of such Derivative Securities shall be paid by the SunRise Shareholders, and NOT by SunRise.

         2.8  EXCHANGE OF STOCK CERTIFICATES.  Promptly after the Effective
Time of the Merger, Printrak shall give, or cause to be given, written notice of the consummation of the Merger to each SunRise Shareholder of record immediately prior to the Effective Time of the Merger and each SunRise Shareholder may surrender all certificates representing SunRise Stock, in accordance with the procedures set forth in the written notice of the consummation of the Merger delivered by Printrak to each SunRise Shareholder, to Printrak at its principal executive office. As soon as practicable after such surrender, Printrak shall cause each such SunRise Shareholder to receive, in exchange for such certificate or certificates so surrendered, cash in the amount determined above into which the shares of SunRise Stock so surrendered shall have been converted by the Merger pursuant to Section 2.5, less any amount to be deducted from such amount pursuant to contractual arrangements between Printrak or SunRise and such SunRise Shareholder. Subject to any applicable escheat laws, until so surrendered and exchanged, each certificate which prior to the Effective Time of the Merger represented outstanding shares of SunRise Stock shall be deemed to evidence the right to receive the Closing Payment per share multiplied by the number of whole shares of SunRise Stock represented thereby less any amount to be deducted from such amount pursuant to contractual arrangements between Printrak or SunRise and such SunRise Shareholder. No interest shall be payable with respect to such payment upon the surrender of certificates which represented SunRise Stock at the Effective Time of the Merger.

         2.9 TRANSFER BOOKS. The stock transfer books of SunRise pertaining to SunRise Stock outstanding at the Effective Time of the Merger shall be closed at the Effective Time of the Merger, and thereafter no transfer of any such shares of SunRise Stock shall be recorded thereon. In the event a transfer of ownership of shares of SunRise Stock is not recorded on the stock transfer books of SunRise, an amount of cash equal to the Merger Consideration Per Share, multiplied by the number of shares represented by such Certificate, without interest, may be paid to the transferee of such shares of SunRise Stock if the certificate or certificates representing such shares of SunRise Stock is or are surrendered to Printrak accompanied by all documents deemed necessary by Printrak to evidence and effect such transfer of ownership of shares of SunRise Stock and accompanied by the payment of any applicable stock transfer tax with respect to such transfer.

         2.10 SUNRISE DISSENTING SHARES. SunRise Shareholders holding any shares of SunRise stock that are eligible to be "Dissenting Shares" within the meaning of Chapter 13 of the California General Corporation Law (the "Code") with respect to the Merger and as to which dissenter's rights to require the purchase of such shares have been properly exercised will be entitled to their rights under Chapter 13 of the Code with respect to such shares. Shares of SunRise Stock as to which dissenting shareholders' rights of appraisal have not been properly perfected within thirty (30) days after the date on which notice of the approval of the Merger by the outstanding SunRise shares was mailed to such SunRise Shareholder will be converted as provided in Section 2.5 above.

         2.11 NO FURTHER OWNERSHIP RIGHTS IN SUNRISE COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of SunRise Stock in accordance with the terms of this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such SunRise Stock.

         2.12 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates of SunRise Stock have been lost, stolen or destroyed, Printrak shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.5; provided, however, that Printrak may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to indemnify Printrak against any claim that may be made against Printrak with respect to alleged lost, stolen or destroyed certificates.

         2.13 ESCROW AGREEMENT. Pursuant to an Escrow Agreeement to be entered into on or before the Closing (as defined in Section 3 below) in substantially the form of Exhibit C (the "Escrow Agreement"), among Printrak, the Indemnitors, the Escrow Agent and the Representative (as those terms are defined in the Escrow Agreement), Printrak will withhold, pro rata, from the amount of cash that would otherwise be delivered to the SunRise Shareholders in the Merger, ten percent (10%) of the total Closing Payment payable pursuant to Section 2.5 above (the "Escrowed Amount") (the withholding of the Closing Payment pursuant to this Section will be allocated among the SunRise Shareholders that are outstanding immediately prior to the Effective Time of the Merger, pro rata according to the number of outstanding shares of SunRise Stock held by each such holder immediately prior to the Effective Time of the Merger). Immediately upon the Effective Time of the Merger, Printrak will deposit in an escrow pursuant to the Escrow Agreement (the "Escrow") cash representing the Escrowed Amount. The Escrowed Amount and any other property with respect thereto delivered to the Escrow Agent as provided in the Escrow Agreement will be held as collateral to secure the indemnification obligations of the SunRise Shareholders under Section 11 hereof in accordance with the Escrow Agreement.

         2.14 FURTHER ASSURANCES. SunRise agrees that if, at any time after the Effective Time of the Merger, Printrak considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to be obtained from SunRise or its officers or directors, to consummate the Merger or to carry out the purposes of this Agreement at or after the Effective Time of the Merger, then Printrak, SunRise and their respective officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of SunRise or otherwise.

    3. THE CLOSING. The delivery of the various opinions, certificates, consents, instruments and documents which this Agreement contemplates (the "Closing") shall take place at the offices of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, counsel to Printrak, in Newport Beach, California, on September 8, 1997, or such later date as the parties may mutually agree. The date of, and the time at which, the Closing takes place is herein referred to as the "Closing Date." As soon as practicable after the Closing, the appropriate officers of Printrak, Merger Sub and SunRise shall take all necessary action to bring about the Effective Time of Merger.

    4. REPRESENTATIONS AND WARRANTIES OF SUNRISE. SunRise and the Principal Shareholders jointly and severally make the representations and warranties set forth below as of the date of this Agreement and as of the date of the Closing. Except as otherwise provided to the contrary, each party makes the representations and warranties without qualification as to knowledge. When a representation or warranty is made "to the best knowledge of" SunRise, such knowledge shall be deemed to include, without limitation, the actual knowledge of the Principal Shareholders and such information that each such individual should reasonably be expected to have knowledge of by virtue of his position and relationship with SunRise. When a representation or warranty is made "to the best knowledge of" the Principal Shareholders, such knowledge shall be deemed to include, without limitation, the actual knowledge of such Principal Shareholder and such information that such Principal Shareholders should reasonably be expected to have knowledge of by virtue of their positions and relationships with SunRise.

         4.1  ORGANIZATION AND EXISTENCE OF SUNRISE AND SUBSIDIARIES.

              (a) SunRise is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power to carry on its business as now conducted and as presently proposed to be conducted and to enter into and, subject to shareholder approval, perform its obligations under this Agreement. Except as set forth on
Schedule 4.1, SunRise is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it requires such qualification where the failure to so qualify would have a Material Adverse Effect. SunRise has delivered to Printrak true, correct and complete copies of
(a) the Articles of Incorporation (duly certified by the California Secretary of State), (b) the Bylaws (certified by the Secretary of SunRise), and (c) the Minute and Stock Books (certified by the Secretary of SunRise) of SunRise.

              (b) SunRise Design, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho and has all requisite corporate power to carry on its business as now conducted and as presently proposed to be conducted. Except as set forth on Schedule 4.1, SunRise Design, Inc. is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it requires such qualification where the failure to so qualify would have a Material Adverse Effect. SunRise Design, Inc. has delivered to Printrak true, correct and complete copies of (a) the Articles of Incorporation (duly certified by the Idaho Secretary of State), (b) the Bylaws (certified by the Secretary of SunRise), and (c) the Minute and Stock Books (certified by the Secretary of SunRise Design, Inc.) of SunRise Design, Inc.

              (c) SRI Foreign Sales Corporation ("SRI") is a corporation duly organized, validly existing and in good standing under the laws of Barbados and has all requisite corporate power to carry on its business as now conducted and as presently proposed to be conducted. Except as set forth on Schedule 4.1, SunRise is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it requires such qualification where the failure to so qualify would have a Material Adverse Effect. SRI has delivered to Printrak true, correct and complete copies of (a) the Articles of Incorporation (duly certified by the Secretary of SRI), (b) the Bylaws (certified by the Secretary of SRI), and (c) the Minute and Stock Books (certified by the Secretary of SRI) of SRI.

         4.2 AUTHORITY AND BINDING EFFECT. Each of the Principal Shareholders has the full legal right and capacity to execute and deliver this Agreement and each agreement referenced herein to which he is a party and to consummate the transactions contemplated by, and comply with his obligations under, such agreements. SunRise has the full corporate power and authority to execute and deliver this Agreement and each agreement referenced herein to which it is a party and to consummate the transactions contemplated by, and comply with its obligations under, such agreements. This Agreement and Related Agreements (as defined in Section 13.2) to which SunRise is a party, and the consummation by SunRise of its obligations herein and therein, have been duly authorized by all necessary corporate action of SunRise, other than the approval of its shareholders in accordance with applicable law. This Agreement has been, and at the Closing each agreement referenced herein will be, duly executed and delivered by SunRise and, to the extent he is a party thereto, each Principal Shareholder. This Agreement is, and when duly executed and delivered at the Closing each agreement referenced herein will be, the valid and binding agreement of SunRise and/or the Principal Shareholders, as the case may be, enforceable against SunRise and/or the Principal Shareholders, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) general principles of equity relating to the availability of equitable remedies. No further action is required to be taken by SunRise or the Principal Shareholders, nor is it necessary for either of such parties to obtain any action, approval or consent by or from any third persons, governmental or other, to enable each of such parties to enter into or perform their respective obligations under this Agreement and each agreement referenced herein to which it is a party, except for the consents of third parties to the assignment and assumption of the Contracts (as defined in Section 4.14), which shall be obtained by SunRise on or before the Closing (unless waived in writing by Printrak, or unless the failure to obtain such consents would not have a Material Adverse Effect). Such consents are set forth in Schedule 4.2 hereto.

         4.3 AUTHORIZED CAPITAL STOCK OF SUNRISE. As of the date hereof, the authorized capital stock of SunRise consists of 5,000,000 shares of Common Stock, no par value, of which 3,408,777 shares of Common Stock are validly issued and outstanding as of the date hereof (subject to increase prior to the Effective Date of Merger due to the exercise of certain unexercised options and warrants to purchase SunRise Stock), fully paid and nonassessable and not issued in violation of the preemptive rights of any person. All of the outstanding shares of Common Stock of SunRise have been issued in transactions which were exempt from registration under the Securities Act of 1933, (the "Securities Act") as amended, and all applicable state securities laws and blue sky acts. All shares of SunRise Stock which have been reacquired by SunRise have reverted to the status of authorized but unissued shares and are no longer outstanding.
Schedule 4.3 hereto contains a true, correct and complete list of all outstanding convertible securities, subscriptions, options, warrants, preemptive rights or other agreements or commitments obligating SunRise to issue shares of SunRise Stock or relating to the transfer or registration of SunRise Stock, none of which have been issued in violation of applicable securities laws or the preemptive rights of any person. SunRise has complied in all material respects with all provisions of its stock option plans, including, but not limited to, providing a copy of such plan to each option holder. Immediately prior to the Effective Time of the Merger, there shall be no options, warrants or any other securities convertible into or exchangeable for any shares of SunRise Stock.

         4.4 NO SUBSIDIARIES. Except for the following subsidiaries or equity investments SunRise has no subsidiaries or equity investments in any person:
(a) SunRise Design, Inc., an Idaho corporation; and (b) SRI Foreign Sales Corporation, a Barbados corporation, both of which are wholly owned subsidiaries of SunRise.

         4.5  SUNRISE FINANCIAL STATEMENTS.  SunRise has delivered to Printrak
(a) the balance sheet (hereinafter referred to as the "SunRise Balance Sheet") of SunRise at December 31, 1996

(hereinafter referred to as the "Balance Sheet Date") and the related statements of income and shareholders' equity of SunRise for the fiscal year then ended, together with the related notes thereto, as audited by Coopers & Lybrand LLP, whose unqualified opinion thereon is included therewith; (b) the audited balance sheets of SunRise at December 31, 1995, and the related statements of income and shareholders' equity of SunRise for the period then ended, together with the related notes thereto, as certified by Coopers & Lybrand LLP, whose unqualified opinion thereon is included therewith; and (c) the unaudited balance sheet of SunRise at June 30, 1997, and the related statements of income and shareholders' equity for the six (6) month period then ended, certified by the management of SunRise. Such financial statements are complete and correct in all material respects and in accordance with the books of account and records of SunRise, and present fairly the financial position of SunRise at the dates indicated and the results of its operations and the changes in its financial position for the periods then ended, in accordance with generally accepted accounting principles consistently applied, except that interim financial statements are subject to year end adjustments (which consist only of normal recurring accruals) and do not have the footnotes required under generally accepted accounting principles.

         4.6  LEASES, TITLE TO PROPERTIES, ETC.  Attached hereto as Schedule
4.6 is a general description of each parcel of real property owned or leased by SunRise. Schedule 4.6 hereto also describes each lease agreement under which SunRise has any leasehold interest in any real property. SunRise is in possession of all such real properties owned or leased by it and described in
Schedule 4.6 hereto. SunRise has good and marketable title to all properties and assets owned by it, including those reflected in the SunRise Balance Sheet (other than properties and assets reflected in the SunRise Balance Sheet which have since been sold or otherwise disposed of in the Ordinary Course of Business) and those described in Schedule 4.6 hereto free and clear of all liens, mortgages, security interests and encumbrances, including any conditional sale or other title retention agreement (collectively, "Liens"), except:

              (a)  liens for taxes not yet due and payable;

              (b) statutory liens in immaterial amounts which are not yet delinquent;

              (c) minor defects and irregularities in title or encumbrances which do not impair the use thereof for the purposes for which they are held; and

              (d) as set forth in the SunRise Balance Sheet or in Schedule 4.6 hereto.

The leases set forth in Schedule 4.6 hereto are in full force and effect and there is no existing default of a material nature under any of such leases on the part of the lessor or lessee thereunder which default, in any case, could reasonably be expected to have a Material Adverse Effect. Such leases consist only of documents described in Schedule 4.6 hereto, complete and correct copies of which have been provided by SunRise to Printrak. To the best knowledge of SunRise and the Principal Shareholders, none of the buildings, structures or appurtenances located upon the real properties described in Schedule 4.6 hereto or the operation and maintenance thereof as now operated or maintained, contravenes any zoning ordinance or other administrative regulation (whether or not permitted because of prior nonconforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially adversely affect the value thereof. The buildings and major items of equipment and machinery reflected on the SunRise Balance Sheet are generally in such operating condition and repair, ordinary wear and tear excepted, as is adequate for the conduct of SunRise's business. SunRise has provided to Printrak a complete and correct copy of each policy of title insurance pertaining to the real properties (exclusive of leasehold interests) owned by SunRise, and described in
Schedule 4.6 hereto.

         4.7 ABSENCE OF CERTAIN EVENTS. Except as set forth in Schedule 4.7 attached hereto, since the Balance Sheet Date, SunRise has not:

              (a) made any changes in its authorized capital or outstanding securities;

              (b) issued, sold, delivered or agreed to issue, sell or deliver any of its capital stock, bonds or other corporate securities, pursuant to existing employee stock options, or granted or agreed to grant any options, warrants or other rights calling for the issuance, sale or delivery thereof;

              (c) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligations or liability (absolute or contingent), except obligations and liabilities incurred in the Ordinary Course of Business;

              (d) paid any obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the SunRise Balance Sheet and current liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business;

              (e) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kinds whatsoever in respect of its capital stock, or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any of its outstanding capital stock;

              (f) except in the Ordinary Course of Business, sold, transferred, or otherwise disposed of, or agreed to sell, transfer, or otherwise dispose of, any of its assets, properties, or rights, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims;

              (g) except in the Ordinary Course of Business, entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties, or rights, or requiring the consent of any party to the transfer and assignment of any such assets, properties, or rights;

              (h) waived any rights of value, without consideration therefor, which in the aggregate are material considering its business;

              (i) made or permitted any amendment or termination of any non-trade contract, agreement, or license to which it is a party or to which it or any of its assets or properties are subject, except for amendments or terminations which were done in the Ordinary Course of Business and which will not, individually or in the aggregate, have a Material Adverse Effect;

              (j) made, directly or indirectly, any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination to pay any of its present or former officers, directors, or employees, which payments have not been made in full prior to the date hereof, except for obligations or payments not exceeding $10,000 individually or $50,000 in the aggregate which were made in the Ordinary Course of Business;

              (k) increased or agreed to increase the rate of compensation payable or to become payable by it to any of its officers, directors, or employees or adopted any new, or made any increase in, any existing, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan, payment or arrangement made to, for, or with any of such officers, directors, or employees;

              (l) made any capital expenditures (or commitments therefor) in excess of $25,000 individually or $100,000 in the aggregate;

              (m) entered into any other transaction other than in the Ordinary Course of Business;

              (n) experienced any labor trouble or been informed of the loss of potential loss of any management or technical personnel which has, or can be anticipated to have, a Material Adverse Effect;

              (o) been cited for any material violations of the federal Occupational Safety Health Act of 1970 or any rules or regulations promulgated thereunder or any other act, rules or regulations of any other governmental agency;

              (p) suffered any damages, destruction or losses which could reasonably be expected to have a Material Adverse Effect, or incurred or become subject to any material claim or liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract which could reasonably be expected to have a Material Adverse Effect;

              (q) failed to operate the business of SunRise in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available the services of SunRise's employees, and to preserve the goodwill of SunRise's suppliers, customers and others having business relations with it except where such failure would not have a Material Adverse Effect;

              (r) changed its accounting methods or practices in a manner materially affecting its assets, liabilities or business; or

              (s) experienced a change in SunRise's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings or business, except for changes contemplated hereby or changes which could not reasonably be expected to have a Material Adverse Effect.

         4.8 INDEBTEDNESS. The SunRise Balance Sheet reflects all indebtedness for borrowed money owed by SunRise or to which any of its assets or properties are subject, including a description of the terms thereof and all assets pledged or otherwise subject thereto. A complete and correct copy of each note, loan, credit or other similar instrument pursuant to which any such indebtedness for borrowed money was incurred has been delivered to Printrak.

         4.9 GUARANTIES AND SURETYSHIP. SunRise is not a party to or bound by any guaranties, matters of suretyship, and other similar instruments.

         4.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the SunRise Balance Sheet or in Schedule 4.10, SunRise does not have any debts, obligations, liabilities or commitments of any nature, whether due or to become due, absolute, contingent or otherwise, that, in accordance with generally accepted accounting principles, are required to be disclosed in a balance sheet or the footnotes thereto, and are not shown on the SunRise Balance Sheet delivered pursuant hereto, other than liabilities incurred after December 31, 1996 in the Ordinary Course of Business and consistent with past practice. Such post-December 31, 1996 liabilities are not material in amount and have not had and are not expected to have, individually or in the aggregate, a Material Adverse Effect. As to each liability, debt, obligation or commitment, fixed or contingent, that is set forth on Schedule 4.10, SunRise shall provide the following information, in writing as an attachment to such Schedule: (i) a summary description of the liability, debt, obligation or commitment, together with copies of all material documentation relating thereto, the amounts claimed and any other action or relief sought and, if in connection with a claim, suit or proceeding, the name of the claimant and all other parties involved therewith and the identity of the court or agency in which such claim, suit or proceeding is being prosecuted, and (ii) the best estimate of SunRise and the Principal Shareholders of the maximum amount, if any, which is likely to become payable with respect to any contingent liability. For purposes hereof, if no written estimate is provided, such best estimate shall be deemed to be zero.

         4.11 TAXES AND TAX RETURNS.

              (a) Except as set forth on Schedule 4.11: (i) SunRise has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it on or prior to the date hereof; (ii) SunRise has duly paid all Taxes (as hereafter defined) due or claimed to be due from it with respect to all taxable periods or portions of periods ended on or before the date hereof (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the best knowledge of SunRise , threatened, nor any audit of the records of SunRise being made or to the best knowledge of SunRise threatened by any taxing authority for any such periods or portions thereof; and (iii) to the knowledge of SunRise, there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes. The amounts set up as provisions for Taxes, if any, on the most recent balance sheet included in the Financial Statements are sufficient for the payment of all unpaid Taxes of SunRise, accrued for or applicable to the periods ended on such date and all years and periods prior thereto and for which SunRise, at those dates, may have been liable. True and correct copies of SunRise's three most recently filed tax returns have been delivered to Printrak. SunRise has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, shareholders, or other third parties or in connection with stock options granted by SunRise to any such person and has also paid all employment taxes as required under applicable laws.

              (b) SunRise has not waived any statute of limitation in respect of any Taxes or assessments by any federal, state, county, local, foreign or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any Tax. SunRise has not filed a consent under
Section 341(f) of the Tax Code concerning collapsible corporations.

              (c) SunRise has not made any payments, and is not obligated to make any payments, nor is SunRise a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Tax Code. SunRise has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Tax Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Tax Code. SunRise is not a party to any tax allocation or tax sharing agreement.

              (d) Except as set forth on Schedule 4.11, SunRise is not, and has never been, required to file a consolidated or combined state or federal income Tax Return with any other person or entity and is not liable for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as transferee or successor, by contract or otherwise.

              (e) For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

              (f) For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         4.12 NOTES AND ACCOUNTS RECEIVABLE. Attached hereto as Schedule 4.12 are (i) an accurate list of all accounts and notes receivable of SunRise, including any accounts or notes receivable not reflected in the SunRise Balance Sheet, (ii) an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories and (iii) an accurate list of all current backlog of SunRise. All such accounts and notes receivable and work in process on such listing arose from, and all accounts and notes receivable of SunRise created between December 31, 1996 and the Closing will have arisen from, the provision of services or sale of products by SunRise in the Ordinary Course of Business. Neither SunRise nor any of the Principal Shareholders has received any notice or knows of any counterclaim or set-off with respect to any such accounts or notes receivable or work in process, or any facts or circumstances that would be the basis for any such counterclaim or set-off, which is not reflected or taken into account in the contractual allowance or bad debt reserves set forth in the SunRise Balance Sheet. Except to the extent collected since the Balance Sheet Date, all notes and accounts receivable or work in process reflected on the SunRise Balance Sheet are, and all notes and accounts receivable or work in process accruing between the Balance Sheet Date and the Closing Date will be (i) bona fide claims against debtors for sale or other charges, (ii) subject to no material expenses, set-offs or counterclaims, and (iii) collected in an amount equal to the net amount thereof as set forth on the SunRise Balance Sheet within 180 days of the date when due. Set forth on Schedule 4.12 is an accurate list of all accounts receivable of SunRise subject to any "factoring" or similar arrangement.

         4.13 FIXED ASSETS. Schedule 4.13 is a list of all of the Fixed Assets used in the Business, other than any Fixed Asset the replacement cost of which would be less than $500.00 and which is not of material importance to SunRise's operations. The Fixed Assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with SunRise's established maintenance policies, to keep them in good operating condition and comply in all material respects with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

         4.14 MATERIAL CONTRACTS. Except only as to contracts and documents listed in Schedule 4.14 hereto or any other Schedule attached to this Agreement, SunRise is not a party to or bound by, and none of its assets and properties are subject to, any:

              (a)  contract not made in the Ordinary Course of Business;

              (b)  employment, consulting, or representation contract;

              (c)  contract with any labor union or association;

              (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance or other plan or agreement providing employee benefits;

              (e) lease with respect to any property, real or personal, whether as lessor or lessee, providing for an annual rental in excess of $10,000;

              (f) continuing contract which involves payments by SunRise of in excess of $10,000 individually or $50,000 in the aggregate;

              (g) contract or commitment for any capital expenditures exceeding $10,000 individually or in the aggregate; or

              (h) any executory contract for the provision of services by SunRise exceeding $50,000 in any year.

         A complete and correct copy of each contract listed on Schedule 4.14 hereto or on any other Schedule attached hereto (collectively, the "Contracts") has been provided to Printrak, and each such contract is in full force and effect and neither SunRise nor, to the best knowledge of SunRise, any of the other parties thereto are in default thereunder.
         Each of such Contracts so listed, or required to be so listed, is a valid and binding obligation of SunRise and the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. Except as otherwise set forth in Schedule 4.14 hereto, there have not been any defaults by SunRise or, to the best knowledge of SunRise, defaults or any claims of default or claims of nonenforceability by the other party or parties which, individually or in the aggregate, would have a Material Adverse Effect, and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by SunRise, or to the best knowledge of SunRise, by the other party or parties, under any of such Contracts which default would have a Material Adverse Effect or would cause a creation of a lien, security interest or encumbrance which would have a Material Adverse Effect upon any of the assets of SunRise or otherwise materially and adversely affect any of the assets of SunRise or the Business.
         4.15 INTELLECTUAL PROPERTY. Attached hereto as Schedule 4.15 is an accurate list and description of all patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, and other trade secrets, know-how or intellectual property rights (the "Intellectual Property") owned, held, utilized or applied for by SunRise. Except as set forth on Schedule 4.15, SunRise owns all Intellectual Property rights that are required for the conduct of its business as presently conducted, such rights are sufficient for such conduct of its business as presently conducted, and no royalties, honoraria, fees or other payments are payable with respect to such Intellectual Property. Except as set forth in
Schedule 4.15 hereto:

              (a) SunRise has not infringed, is not now infringing, and has no knowledge of any infringement or claimed infringement by SunRise of any patent, patent right, copyright, trademark, trademark right, trade secret or other intellectual property right of others;

              (b) neither SunRise nor the Principal Shareholders have any knowledge of any infringement of the patents, patent rights, copyrights, trademarks, trademark rights, trade secrets, or other intellectual property rights of, or under license to, SunRise, nor of pending or threatened opposition proceedings relating to any pending or contemplated patent or trademark application of SunRise;

              (c) neither SunRise nor the Principal Shareholders have any knowledge of any threatened or contemplated cancellation or revocation of any agreement granting to SunRise any patent, copyright or trademark license or right; or

              (d) in no instance has the eligibility of any copyright to any material property included in the Intellectual Property been forfeited to the public domain by omission of any required notice or any other action.

         All personnel, including employees, agents and consultants, who have contributed to or participated in the conception and development of Intellectual Property on behalf of SunRise, whether prior or subsequent to the incorporation of SunRise, either (i) have been party to a "work-for-hire" arrangement or agreement with SunRise, in accordance with applicable federal and state law, that has accorded SunRise full, effective, exclusive and original ownership of all Intellectual Property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of SunRise as assignee that have conveyed to SunRise full, effective and exclusive ownership of all Intellectual Property thereby arising. SunRise has validly and effectively obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in SunRise's software programs and related technical documentation pursuant to contracts listed on Schedule 4.15. SunRise has no obligation for royalties, fees, payments or other obligations to any third party except as expressly set forth in Schedule 4.15. SunRise's software programs and related technical documentation do not contain derivative works of any programming or materials not owned in their entirety by SunRise.

         4.16 INSURANCE. Schedule 4.16 contains an accurate description (including liability limits, deductibles and coverage exclusions) of all policies of fire, general liability, property, worker's compensation, errors and omissions and other forms of insurance maintained by or on behalf of SunRise in connection with the business of SunRise. Except as set forth in Schedule 4.16 hereto, all of such policies are now in full force and effect and policies covering the same risks and in substantially the same amounts have been in full force and effect continuously since the commencement of business by SunRise. SunRise has not received any notice of cancellation or material amendment of any such policies; to the best knowledge of SunRise no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion.

         4.17 LICENSES, PERMITS, ETC. Attached hereto as Schedule 4.17 is a list and description of all material licenses, franchises, permits, easements, certificates, consents, rights and privileges, and governmental authorizations (collectively, "Licenses") held by SunRise in connection with the conduct of the business of SunRise as presently conducted and all such Licenses which are required to be maintained in connection with the operation of the business of SunRise as presently conducted but are not so maintained by SunRise. All such items are in full force and effect and complete and correct copies thereof have been furnished to Printrak. SunRise is in compliance in all material respects with all conditions or requirements imposed by or in connection with such licenses and permits and with respect to its operation of the Business, and SunRise has not received any notice, nor does SunRise have any knowledge or reason to believe, that any governmental authority intends to cancel, terminate or modify any of such Licenses or Permits or that valid grounds for any such cancellation, termination or modification currently exist.

         4.18 LITIGATION. Except as set forth in Schedule 4.18 hereto, there is neither (a) any action, suit, proceeding or investigation, nor (b) any counter or cross-claim in an action brought by or on behalf of SunRise, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of SunRise, threatened, against SunRise, which (i) could reasonably be expected to affect adversely SunRise's ability to perform its obligations under this Agreement or the Related Agreements or complete any of the transactions contemplated hereby or thereby, or (ii) involves the reasonable possibility of any judgment or liability against Printrak, Merger Sub, SunRise or any of the assets of SunRise prior to or subsequent to the Effective Time of the Merger which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.18, neither of SunRise nor any of the Principal Shareholders is subject to any judgment, order, writ, injunction or decree of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over SunRise, any of its assets or the Business.

         4.19 COMPLIANCE WITH LAWS. Since the date of its incorporation SunRise has complied in all material respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of its assets and properties and the conduct of its business where the effect of
failure to so comply would have a Material Adverse Effect.   Except as disclosed
in Schedule 4.19 hereto, and without limiting the generality of this Section 4.19, there are no unresolved (i) proceedings or investigations instituted or, to the best knowledge of SunRise, threatened, by any such governmental authorities against SunRise or relating to the business of SunRise, or (ii) citations issued or, to the best knowledge of SunRise, threatened against SunRise or the business of SunRise by any governmental authorities, or (iii) other notices of deficiency or charges of violation brought or, to the best knowledge of SunRise, threatened against SunRise or the business of SunRise, including under any federal or state regulation or otherwise, which could have, individually or in the aggregate, a Material Adverse Effect; and, to the best knowledge of SunRise, there are no facts or circumstances upon which any such proceedings, investigations, citations, notices, disallowances or charges may be instituted, issued or brought hereafter.

         4.20 EMPLOYEES. Attached hereto as Schedule 4.20 is a list of the names and annual rates of salary and other compensation of all the present officers, directors, employees, and agents of SunRise. Schedule 4.20 hereto summarizes the bonus, profit sharing, incentive, percentage compensation, vacation and other like benefits, if any, payable to such officers, directors, employees, agents and other independent contractors of SunRise as of the date hereof. Except as set forth on Schedule 4.20 or as expressly contemplated by this Agreement, SunRise is not a party to any employment agreement, consulting agreement, or independent contractor agreement, whether written or oral, with any person. Except as set forth on Schedule 4.20, the transactions contemplated by this Agreement will not trigger any obligations of SunRise under any employment, severance or other agreement, whether written or oral, with any of SunRise's employees, agents or independent contractors, nor will they give rise to any form of indemnity, claim or right to or of any employee, agent or independent contractor of SunRise under any agreement, law, rule or regulation, whether as a change in the condition of employment of such employee, agent or independent contractor or otherwise. There are no claims, actions, suits, proceedings, or investigations pending, or to the best knowledge of SunRise and the Principal Shareholders, threatened against SunRise or any of its officers, directors, employees, agents or independent contractors in regard to race, creed, gender, age or other forms of discrimination, sexual harassment, wrongful discharge, or any other similar allegations which in any such case could have a Material Adverse Effect on SunRise.

         4.21 EMPLOYEE BENEFIT PLANS. Schedule 4.21 hereto contains a complete list of SunRise's Employee Plans. True, correct and complete copies or descriptions of such Employee Plans have been delivered to Printrak. For purposes of this Section 4.21, the term "Employee Plan" includes all present (including those terminated or transferred within the past five (5) years) plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of SunRise or to any other person who provides services to SunRise, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Tax Code. The term Employee Plan includes, but is not limited to, pension, retirement, profit sharing, stock option, stock bonus, and nonqualified deferred compensation plans and includes any Employee Plan that is a multiemployer plan as defined in Section 3(37) of ERISA. The term Employee Plan also includes, but is not limited to, disability, medical, dental, health insurance, life insurance, incentive plans, vacation benefits, and fringe benefits. Any and all tax returns, reports, forms or other documents required to be filed by SunRise under applicable federal, state or local law with respect to SunRise's Employee Plans have been timely filed and are correct and complete in all material respects; and any and all amounts due by SunRise to any governmental agency or entity with respect to the Employee Plans have been timely and fully paid. Except as set forth in Schedule 4.21, all Employee Plans are now, and have always been, established, maintained and operated in accordance with all applicable laws (including, but not limited to, ERISA and the Tax Code) and all regulations and interpretations thereunder and in accordance with their plan documents. All communications with respect to each Employee Plan by any person (including, but not limited, to the members of any plan committee, all plan fiduciaries, plan administrators, SunRise and its management, and SunRise's employees) accurately reflect the documents and operations of each such Employee Plan. Each funded Employee Plan providing for payment of deferred compensation is and always has been qualified under Section 401 of the Tax Code. The Internal Revenue Service has issued one or more determination letters with respect to each funded Employee Plan stating that, from the inception of each such Employee Plan, such Employee Plan has been and is qualified under Section 401 of the Tax Code and each trust maintained in connection with each such Employee Plan has been and is exempt under Section 501 of the Tax Code. Except as set forth in Schedule 4.21, there is no unfunded liability for vested or nonvested benefits under any funded Employee Plan, and all contributions required to be made to or with respect to each Employee Plan have been completely and timely paid. All reports, forms and other documents required to be filed with any governmental entity with respect to any Employee Plan have been timely filed and, to the best knowledge of SunRise, are accurate. There have been no filings with respect to any Employee Plan with the Pension Benefit Guaranty Corporation ("PBGC"). No liability to the PBGC has been incurred or is expected with respect to any Employee Plan except for insurance premiums, and all insurance premiums incurred or accrued up to and including the Closing Date have been or will be timely paid by SunRise. No amount is, and as of the Closing Date no amount will be, due or owing from SunRise to any "multiemployer plan" (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom. There has been no event or condition, nor is any event or condition expected, that would present a risk of termination of any Employee Plan, or which would constitute a "reportable event" within the meaning of Section 404(3) of ERISA and the regulations and interpretations thereunder. There has been no merger, consolidation, or transfer of assets or liabilities (including, but not limited to, a split-up or split-off) with respect to any Employee Plan. There is and there has been no actual or, to the best knowledge of SunRise, anticipated, threatened or expected litigation or arbitration concerning or involving any Employee Plan. No complaints to or by any governmental entity have been filed or, to the best knowledge of SunRise, have been threatened or are expected with respect to any Employee Plan. No Employee Plan or any other person has any liability to any plan participant, beneficiary or other person under any provision of ERISA, the Tax Code or any other applicable law by reason of any transaction as described in Section 406 of ERISA and Section 4975 of the Tax Code with respect to any Employee Plan. No Employee Plan provides medical benefits to one or more former employees (including retirees), other than benefits required to be provided under Section 4980B of the Tax Code. There is no contract, agreement or benefit arrangement covering any employee of Seller which individually or collectively would constitute an "excess parachute payment" under Section 280G of the Tax Code.

         4.22  BANK ACCOUNTS AND POWERS OF ATTORNEY.  Attached hereto as
Schedule 4.22 is a list setting forth:

              (a) the name of each bank, savings and loan or other financial institution in which SunRise has any account or safe deposit box, the account name and number of each such account or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto; and

              (b) the name of each person, corporation, firm association, or business entity or enterprise holding a general or special power of attorney from SunRise and a summary of the terms thereof.

         4.23  PRODUCT WARRANTIES AND LIABILITIES.  Except as set forth on
Schedule 4.23 attached hereto, SunRise has not given or made any express warranties to third parties with respect to any services performed or products sold by it, and except for the warranties contained in certain of the contracts listed in Schedule 4.14. Neither SunRise nor the Principal Shareholders has any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against SunRise not fully covered by insurance, for liability on account of products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the Ordinary Course of Business and as set forth on Schedule 4.23.

         4.24 LABOR MATTERS. SunRise is not a party to a collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals which are pending or have been conducted or made with or by any labor union or association since the incorporation of SunRise, and there are no pending or threatened labor disputes, strikes, or work stoppages which may have a Material Adverse Effect. SunRise is in substantial compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices.

         4.25 QUESTIONABLE PAYMENTS. SunRise has not made, and neither SunRise nor the Principal Shareholders has any knowledge or information that any shareholder, officer, director, employee, agent or other representative acting on its behalf has made, directly or indirectly, any bribes, kickbacks, or political contributions with corporate funds, payments from corporate funds not recorded on the books and records of SunRise, payments from corporate funds which were falsely recorded on the books and records of SunRise, payments from corporate funds to governmental officials in their individual capacities or illegal payments from corporate funds to obtain or retain business either within the United States of America or abroad.

         4.26 BROKERS. Except as set forth on Schedule 4.26, SunRise is not a party to or in any way obligated under any contract or other agreement regarding, and there are no outstanding claims against it for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

         4.27 CONFLICT OF INTEREST. Except as set forth in Schedule 4.27, no Principal Shareholder, officer, director, consultant or contractor of SunRise or any Member of the Immediate Family of any such person:

              (a) has any direct or indirect interest in (A) any entity which does business with SunRise, or (B) any property, asset or right which is used by SunRise in the conduct of its business;

              (b) has any contractual relationship with SunRise other than with respect to the performance of services as an officer or director; or

              (c) has been involved in any transaction with SunRise during the past three (3) years other than with respect to the performance of service as an officer or director as to the issuance of securities of SunRise.

         4.28 BOOKS AND RECORDS. The books and records of SunRise are in all material respects complete and correct and have been maintained in accordance with good business practice and generally accepted accounting principles and reflect a true record of all meetings or proceedings of its Board of Directors and shareholders.

         4.29 ENVIRONMENTAL AND SAFETY MATTERS.  Except as set forth in
Schedule 4.29, SunRise has complied with, and the operation of the Business is in compliance with, in all material respects, all federal, state, local and regional statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to or adversely affecting the Business or SunRise's assets (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received, nor is any such notice pending or, to the best knowledge of SunRise, threatened. Except as set forth in Schedule 4.29, (i) except in compliance with applicable Environmental Laws and any licenses or permits relating thereto, there has been no generation, use treatment, storage, transfer, disposal, release or threatened release, in, at, under, from, to or into, or on such properties of toxic or hazardous substances during the ownership or occupancy thereof by SunRise or, to the best knowledge of SunRise, prior to such ownership or occupancy, and (ii) in no event has there been any generation, use, treatment, storage, transfer, disposal, release or threatened release, in, at, under, from, to or into, or on such properties of toxic or hazardous substances that has resulted in or is reasonably likely to result in a Material Adverse Effect. For the purposes of this Section 4.29, "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601, ET SEQ.), as amended, and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, nature gas or geothermal energy.

         4.30 CONFIDENTIALITY. Except as otherwise indicated on Schedule 4.30, since the date of incorporation of SunRise, SunRise has taken adequate steps necessary to maintain the continuing protection of its proprietary, confidential and trade secret information and Intellectual Property, which protections include, but are not limited to, having every SunRise employee who has access to proprietary or confidential information sign a nondisclosure and inventions assignment agreement, true and correct copies of which have been delivered to Printrak, containing standard provisions that are adequate to maintain the confidentiality of SunRise's proprietary, confidential and trade secret information and Intellectual Property.

         4.31 SECURITIES LAW COMPLIANCE.  SunRise and the Principal
Shareholders represent and warrant that all communication with respect to the transaction contemplated hereby among Printrak, SunRise, Merger Sub, the SunRise Shareholders, the SunRise option holders and warrant holders, and employees and agents of any of them has been made to or by such parties only within California and Idaho.

         4.32 OPERATIONAL RESTRICTIONS. Neither SunRise nor the Principal Shareholders are a party to any undisclosed agreement or instrument or subject to any undisclosed charter or other corporate restriction or any undisclosed judgment, order, writ, injunction, decree, or order, which materially adversely affects, or in the future could adversely affect, the Business, or any of the assets of the Business or the ability of SunRise to consummate the transactions contemplated by this Agreement.

         4.33 FULL DISCLOSURE. All of the representations and warranties made by SunRise and the Principal Shareholders in this Agreement, and all statements set forth in the certificates delivered by SunRise at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

    5. REPRESENTATIONS AND WARRANTIES OF PRINTRAK AND MERGER SUB. Printrak and Merger Sub, jointly and severally, represent and warrant to and agree with SunRise that:

         5.1 ORGANIZATION AND EXISTENCE. Each of Printrak and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and California, respectively, and has all requisite corporate power to carry on its business as now conducted and to perform its obligations under this Agreement.

         5.2  AUTHORITY AND BINDING EFFECT.   Printrak has the full corporate
power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated by, and comply with its obligations under, such agreements. This Agreement, the Related Agreements and the consummation by Printrak of its obligation herein and therein, have been duly authorized by all necessary corporate action of Printrak. This Agreement has been, and at the Closing each of the Related Agreements will be, the valid and binding agreement of Printrak, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) general principles of equity relating to the availability of equitable remedies. No further action is required to be taken by Printrak, nor it is necessary for Printrak to obtain any action, approval or consent by or from any third persons, governmental or other, to enable Printrak to enter into or perform its obligations under this Agreement and the Related Agreements. The execution and delivery of this Agreement and consummation hereof do not and will not violate any provision of any judicial or governmental decree, order, or judgment or conflict with, or result in a breach of or constitute a default under, the Certificates of Incorporation or Bylaws of either Printrak or Merger Sub or any agreement or instrument to which either of them is a party or by which either is bound.

         5.3 CAPITAL STOCK OF MERGER SUB. The authorized capital stock of Merger Sub consists of 4,000,000 shares of Common Stock, 4,000,000 of which shares are validly issued and outstanding, fully paid and nonassessable, and owned by Printrak as of the date hereof.

         5.4 INVESTMENT INTENT. The SunRise Stock to be acquired by Printrak as a result of the Merger is being and will be acquired by Printrak for its own account for investment and not with any present intention of distribution thereof.

         5.5 BROKERS. Neither Printrak nor Merger Sub is a party to or in any way obligated under any contract or other agreement regarding, and there are no outstanding claims against either of them for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

         5.6 FULL DISCLOSURE. All of the representations and warranties made by Printrak in this Agreement, and all statements set forth in the certificates delivered by Printrak at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

    6. COVENANTS OF SUNRISE AND PRINCIPAL SHAREHOLDERS. SunRise and the Principal Shareholders covenant with Printrak and Merger Sub that:

         6.1 CONDUCT OF BUSINESS. Except as specifically contemplated in this Agreement, from the date of this Agreement to the Effective Time of the Merger, the business of SunRise will be operated only in the Ordinary Course of Business, and, in particular, SunRise, without the prior written consent of Printrak, which will not be unreasonably withheld, will not:

              (a) cancel or permit any insurance of a material nature to lapse or terminate, unless renewed or replaced by like coverage;

              (b)  change its Articles of Incorporation or Bylaws;

              (c) be in material default under any material contract, agreement, commitments or undertaking of any kind;

              (d) violate or fail to comply with any laws applicable to it or its properties or business where the effect of the failure to so comply would have a Material Adverse Effect;

              (e) commit any act or permit the occurrence of any event or the existence of any condition of the type described in clauses (a) through (s) of
Section 4.7;

              (f) enter into any contract, agreement or other commitment of the type described in clauses (a) through (e) and (g) of Section 4.14 hereof;

              (g) fail to maintain and repair any material amount of its assets in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto;

              (h)  acquire, purchase, or redeem any SunRise Stock;

              (i) issue or enter into any subscriptions, options, agreements or other binding commitments in respect of the issuance, transfer, sale, registration, or encumbrance of any shares of SunRise Stock; or

              (j) cause or voluntarily permit a change in any method of accounting for tax purposes during or applicable to its current tax year which would render inaccurate, misleading or incomplete the information concerning Taxes set forth or referred to in Section 4.11 hereof, or that would have a Material Adverse Effect for any period prior to the Effective Time of the Merger.

         6.2 ACCESS TO INFORMATION. From and after the date of this Agreement, SunRise shall give to Printrak, its counsel, accountants, engineers, and other representatives, reasonable access to all the properties, books, contracts, commitments and records of SunRise so that Printrak may have the opportunity to make such investigation as it reasonably deems necessary, provided that such investigation shall not (i) unreasonably interfere with the employees, business, or operations of SunRise, or (ii) violate any governmental regulations or laws or any customers or vendor confidentiality agreements now in effect and to which SunRise is a party. Any such investigation shall not affect the representations and warranties of SunRise contained in this Agreement.

         6.3 PRESERVATION OF GOODWILL. SunRise will use its best efforts to preserve its business organization, to keep available to Printrak the services of the respective officers and employees of SunRise and to preserve for Printrak the goodwill of all suppliers, customers, and others having business relations with SunRise.

         6.4 SHAREHOLDERS' APPROVAL. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of SunRise.
The Board of Directors of SunRise shall solicit the unanimous written consent or call a special meeting of its shareholders for the purpose of approving the terms and provisions of this Agreement and the Merger as soon as practicable after the date hereof. The Board of Directors of SunRise shall recommend that SunRise's shareholders approve this Agreement and the Merger, and shall endeavor to secure such approval. The Principal Shareholders shall vote all shares owned by them in favor of approval of this Agreement and the Merger.

         6.5 TRADE SECRETS. From and after the date hereof, SunRise will not use or divulge to any competitor of SunRise or any unauthorized person, and will use its best efforts to insure that the employees and agents of SunRise do not use or divulge, any confidential information, trade secrets, processes, formulas or know-how relating to the business or properties of SunRise at the date hereof.

         6.6 PREPARATION OF INFORMATION STATEMENT. SunRise will prepare, with the cooperation of Printrak, an information statement (the "Information Statement") and notice of shareholders meeting to be distributed to SunRise Shareholders in connection with a meeting of the SunRise Shareholders to be called to consider and vote upon the Merger. Except as may be consented to by Printrak, which consent will not be unreasonably withheld, SunRise agrees not to publish any communication other than the Information Statement in respect of this Agreement or the Merger. SunRise agrees to submit to Printrak for its prior review all proxy soliciting material.

         6.7 TRANSACTION EXPENSES. The SunRise Shareholders will pay, on a pro rata basis according to their ownership of shares, all expenses incurred by them or SunRise in connection with the negotiation, execution and performance of this Agreement or any other agreements executed in connection with this transaction, whether or not the transactions contemplated hereby are consummated, including the fees and expenses of counsel and brokers, if any, for SunRise and the SunRise Shareholders, and including any amounts payable pursuant to Section 9.5. Printrak will pay all fees and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement or any other agreement or transaction, whether or not the transactions contemplated hereby are consummated, including the fees and expenses of counsel and brokers, if any, for Printrak and Merger Sub.

         6.8 FURTHER ASSURANCES. SunRise hereby agrees to execute and deliver from time to time at the request of Printrak and without consideration such additional instruments of conveyance and transfer and to take such other actions as Printrak may reasonably require to more effectively carry out and effectuate the Merger and the transactions contemplated hereby.

    7. MUTUAL COVENANTS. Printrak, Merger Sub, and SunRise covenant and agree, each with the other, that:

         7.1 PUBLIC ANNOUNCEMENTS. Neither Printrak nor SunRise shall make any public announcement or statement with respect to this Agreement or the Merger without the prior written consent of the other party; provided, however, SunRise and Printrak may disclose the existence and terms of this Agreement or the Merger if, in its judgment, it is required to do so under applicable securities laws. If any party desires to make a joint announcement or statement, the parties will consult with each other and exercise reasonable efforts to agree upon the text of a joint public announcement or statement to be made by Printrak and SunRise.

         7.2 REASONABLE EFFORTS TO SATISFY CONDITIONS. Consistent with applicable law and with their fiduciary duties to their respective shareholders,
(i) SunRise agrees to use its best efforts to bring about the satisfaction of the covenants and conditions specified in Sections 6, 7, 9 and 10 hereof, and
(iii) Printrak and Merger Sub agree to use their best efforts to bring about the satisfaction of the covenants and conditions specified in Sections 7, 8 and 10 hereof.

    8. CONDITIONS TO OBLIGATIONS OF SUNRISE. The obligations of SunRise under this Agreement shall, at the option of SunRise, be subject to the following conditions:

         8.1  PRINTRAK'S AND MERGER SUB'S REPRESENTATIONS AND WARRANTIES TRUE
AT CLOSING. SunRise shall not have discovered any material error, misstatement or omission in the representations and warranties made by Printrak and Merger Sub in Section 5 hereof; the representations and warranties made by Printrak and Merger Sub herein shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects; Printrak and Merger Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed by them at or prior to the Closing; and SunRise shall have received a certificate, dated the Closing Date, of the President or a Vice President of each of Printrak and Merger Sub to the effect set forth in this Section 8.1.

         8.2 CERTIFICATES. SunRise shall have received the following documents:

              (a) A Certificate of Good Standing, as of a recent date, from the California Secretary of State, a Tax Clearance Certificate from the California Franchise Tax Board and the State Board of Equalization indicating that Printrak is not delinquent in the payment of income, franchise, sales or other state taxes or the filing of any tax returns, similar certificates from the appropriate Delaware agencies and a Certificate of Good Standing, as of a recent date, from the California Secretary of State, a Tax Clearance Certificate from the California Franchise Tax Board and the State Board of Equalization indicating that Merger Sub is not delinquent in the payment of income, franchise, sales or other state taxes or the filing of any tax returns;

              (b) A certificate signed by a duly authorized officer of Printrak and Merger Sub and dated as of the Closing Date, certifying that (i) all representations and warranties of such parties were true and correct in all material respects when made and remain true and correct in all material respects as of the Closing Date; (ii) all of the respective covenants, agreements, obligations and conditions of such parties required to have been performed as of or prior to the Closing have been in all material respects fully performed and complied with; and (iii) all of the conditions to SunRise's obligations under this Agreement required to be satisfied by such parties by the Closing Date have been satisfied and fulfilled in all material respects;

              (c) A certificate signed by the Secretary of Printrak and Merger Sub and dated as of the Closing Date, as to the incumbency of each officer of Printrak and Merger Sub executing this Agreement and the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Board of Directors of Printrak and Merger Sub authorizing the execution and delivery of this Agreement by Printrak and Merger Sub, and the performance by Printrak and Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby;

    9. CONDITIONS TO OBLIGATIONS OF PRINTRAK AND MERGER SUB. The obligations of Printrak and Merger Sub under this Agreement shall, at the option of Printrak and Merger Sub, be subject to the following conditions:

         9.1 SUNRISE'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Printrak and Merger Sub shall have not discovered any material error, misstatement, or omission in the representations and warranties made by SunRise in Section 4 hereof; provided, however, that no such representation or warranty shall be deemed materially incorrect if (i) it results from the consummation of any transactions specifically permitted or contemplated by this Agreement, (ii) it is not materially adverse and significant to the business, financial condition, or operations of SunRise taken as a whole, or (iii) its effect could not reasonably be expected to have a Material Adverse Effect. SunRise shall have performed and complied in all material respects with all material agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

         9.2 OPINION OF SUNRISE'S COUNSEL. Printrak shall have received an opinion of Wise & Shepherd, counsel for SunRise, dated the Closing Date, substantially in the form and to the effect of Exhibit D hereto.

         9.3 NO DAMAGE OR DESTRUCTION. Prior to Closing there shall not have occurred any casualty to any facility, property, or equipment owned or used by SunRise which could reasonably be expected to have a Material Adverse Effect.

         9.4 CERTIFICATES. Printrak shall have received the following documents:
              (a) A Certificate of Good Standing, as of a recent date, from the California Secretary of State, a Tax Clearance Certificate from the California Franchise Tax Board and the State Board of Equalization and similar certificates of the appropriate state agencies of each other state in which SunRise is qualified to do business, indicating that SunRise is not delinquent in the payment of income, franchise, sales or other state taxes or the filing of any tax returns; and a Certificate of Good Standing, as of a recent date, from the Idaho Secretary of State, a Tax Clearance Certificate from the Idaho Franchise Tax Board and the State Board of Equalization and similar certificates of the appropriate state agencies of each other state in which SunRise is qualified to do business indicating that SunRise Design is not delinquent in the payment of income, franchise, sales or other state taxes or the filing of any tax returns;
              (b) A certificate signed by a duly authorized officer of SunRise and by the Principal Shareholders and dated as of the Closing Date, certifying that (i) all representations and warranties of such parties were true and correct in all material respects when made and remain true and correct in all material respects as of the Closing Date; (ii) all of the respective covenants, agreements, obligations and conditions of such parties required to have been performed as of or prior to the Closing have been in all material respects fully performed and complied with; and (iii) all of the conditions to Printrak's obligations under this Agreement required to be satisfied by such parties by the Closing Date have been satisfied and fulfilled in all material respects;

              (c) A certificate signed by the Secretary of SunRise, and dated as of the Closing Date, as to the incumbency of each officer of SunRise executing this Agreement and the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by SunRise's Board of Directors and all of its shareholders, as the case may be, authorizing the execution and delivery of this Agreement by SunRise, and the performance by SunRise of its obligations hereunder and the consummation of the transactions contemplated hereby;

              (d) If available, a Certificate of Release from the appropriate state Employment Authority of each state in which SunRise and SunRise Design has employees stating that, as of a date not more than thirty (30) days prior to the Closing Date, no contributions, interest or penalties are due by SunRise or SunRise Design to that Employment Authority; and

              (e) Consents to the assignment of all agreements, licenses and/or permits listed or required to be listed on Schedules 4.2 and 4.17 hereto.

         9.5 RELEASE OF LIABILITY FOR TRANSACTION FEES. SunRise shall have delivered or caused to be delivered to Printrak, at least five days before the Closing, releases from each individual or entity listed on Schedule 4.26. Such release shall (i) state the amount due upon completion of this transaction; (ii) acknowledge that such amount shall be paid by the SunRise Shareholders from the proceeds of this transaction; and (iii) release Printrak and SunRise from any and all claims relating to non-payment of such amount or any other amounts, and shall be substantially in the form attached hereto as Exhibit E.

         9.6 WAIVER OF RIGHT OF FIRST REFUSAL. SunRise shall have delivered or caused to be delivered to Printrak, on or before the Closing, a waiver of any and all existing rights of first refusal to purchase SunRise Stock, executed by the holder of such rights, substantially in the form attached hereto as Exhibit F.

         9.7 CANCELLATION OF WARRANTS AND OPTIONS. SunRise shall have delivered to Printrak, at or before the Closing, a statement verifying that such warrants and options have been cancelled and no additional consideration is due.

         9.8 ASSIGNMENTS OF RIGHTS TO TECHNOLOGY. SunRise shall have delivered or caused to be delivered to Printrak, at or before the Closing, instruments of assignment or release, in form reasonably acceptable to Printrak and its counsel, duly executed and delivered by each of the Principal Shareholders and all employees or consultants who were involved in the development of SunRise's technology, hired by SunRise prior to its incorporation date.

         9.9 UCC TERMINATION STATEMENTS; REMOVAL OF LIENS. SunRise shall have delivered or caused to be delivered to Printrak, at or before the Closing, UCC Termination Statements and such other releases as Printrak may reasonably request, duly completed and executed by each person having any security interest, lien, claim or other encumbrances or adverse interests in or on any of the assets of SunRise listed on Schedule 9.9 hereto, in order to evidence the termination thereof. SunRise shall have provided evidence satisfactory to Printrak that all Liens listed on Schedule 4.6 shall have been released by the holder thereof.

         9.10 NO MATERIAL ADVERSE CHANGES. There shall have been no change in the business, financial condition, or results of operations of SunRise since the date hereof which has had a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

         9.11 BLUE SKY MATTERS. All state securities law and blue sky act permits or approvals required to carry out the transactions contemplated hereby shall have been received.

         9.12 SUNRISE SHAREHOLDERS' APPROVAL. At least ninety-five percent (95%) of the SunRise Shareholders shall have approved the terms and provisions of this Agreement and of the Merger at the special meeting of SunRise Shareholders called by SunRise or by written consent pursuant to Section 6.4 hereof in accordance with applicable provisions of the Code and the Articles of Incorporation and Bylaws of SunRise.

         9.13 NON-COMPETITION AGREEMENT. Each of the Principal Shareholders shall have executed and delivered Non-Competition Agreements, substantially in the form attached hereto as Exhibit G, to Printrak.

         9.14 ESCROW AGREEMENT.   At least ninety-five percent (95%) of the
SunRise Shareholders shall have executed and delivered the Escrow Agreement, substantially in the form attached hereto as Exhibit C, to Printrak.

         9.15 EMPLOYMENT AGREEMENT. Steven M. Butterfield and Kurt Breish shall have executed and delivered to Printrak an Employment Agreement, substantially in the form of Exhibit H and Exhibit I, respectively, attached hereto.

         9.16 RESIGNATIONS. Bram Kool and Shashi Rattan shall each have executed and delivered to Printrak a resignation from all positions as a director or officer of, and as an employee of or consultant to, SunRise and its subsidiaries substantially in the form of Exhibit J and Exhibit K, respectively, attached hereto.

         9.17 CONSENTS. SunRise shall have received the consent of all third parties required under the terms of the Contracts in order to consummate the transactions contemplated by this Agreement, and shall have delivered copies thereof to Printrak.

         9.18 CANCELLATION OF CREDIT LINES. SunRise shall provide Printrak with evidence at the Closing that any and all lines of credit, loans, or other financing arrangements have been paid in full and cancelled immediately prior to the Effective Time of the Merger.

         9.19 EVIDENCE OF PAYMENT OF OPTION EXERCISE PRICE. SunRise shall provide Printrak at the Closing with a listing of all options which were exercised since June 1, 1997 and evidence of payments made to SunRise pursuant to the option agreements.

    10. MUTUAL CONDITIONS TO OBLIGATIONS OF PRINTRAK, MERGER SUB AND SUNRISE. The obligations of Printrak, Merger Sub and SunRise under this Agreement shall, at the option of any of them, be subject to the following conditions.

         10.1 APPROVALS. Printrak, Merger Sub and SunRise shall have received any necessary consents to, or approvals of, the transactions contemplated by this Agreement of any governmental agencies and authorities, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority by formal proceeding and no party hereto shall have any knowledge of the existence of any fact or the occurrence of any event forming the basis for a reasonable and good faith belief that such approvals or the transactions contemplated hereby will be contested by any federal or state governmental authority or by any other third party by formal proceeding.

         10.2 NO LITIGATION. No material claim, action, suit, proceeding, litigation, or investigation which challenges the consummation of the transactions contemplated in this Agreement or which seeks to enjoin any of the transactions contemplated herein, shall be instituted or threatened against any party hereto by any governmental authority or by any other third party and no party hereto shall have any knowledge of the existence of any fact or the occurrence of any event forming the basis for a reasonable and good faith belief that any such claim, action, suit, proceeding, litigation, or investigation will be instituted or threatened against any party hereto.

         10.3 NATURE OF STATEMENTS. All covenants, agreements, and statements contained herein, in any Schedule hereto or in any certificate or other instrument delivered by or on behalf of SunRise or Printrak and Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by SunRise or Printrak and Merger Sub, as the case may be.

         10.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise provided in this Agreement, all representations and warranties made in this Agreement or in any certificate delivered pursuant hereto or otherwise shall survive the consummation of the transactions contemplated hereby for a period of eighteen (18) months following the Closing, at which time such representations and warranties shall be terminated and extinguished (except for the representations and warranties made in Sections 4.1 and 4.2, which shall not expire, and the representations and warranties made in Section 4.11, which shall survive all applicable statutes of limitations and extensions thereof granted by SunRise), except insofar as the damaged party shall have asserted in writing a specific claim setting forth the specific facts and circumstances relating thereto with respect to such representations, warranties, covenants and agreements prior to the expiration of such rights, in which event the party liable shall remain liable with respect to such claim.

    11.  INDEMNITY.

         11.1 INDEMNIFICATION OF PRINTRAK. Subject to the limitations contained in this section, the persons and entities who are holders of outstanding shares of SunRise Stock immediately prior to the Effective Time of the Merger (the "SunRise Indemnitors") shall jointly and severally defend, indemnify and hold harmless Printrak, its officers, directors, shareholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by SunRise or the Principal Shareholders, or (ii) the breach of any covenant or agreement made by SunRise or the Principal Shareholders in this Agreement.

         11.2 LIMITATIONS. Anything to the contrary notwithstanding, (i) Printrak shall not be indemnified and held harmless in respect of any Claims and Liabilities which are covered by insurance owned by SunRise and assigned to Printrak to the extent that any net loss is reduced by such insurance, (ii) with the exception of the Principal Shareholders who may be held severally liable for the total amount of any Claims and Liabilities (up to the aggregate Merger Consideration received by such Principal Shareholder), the liability of the SunRise Shareholders shall be limited to such holder's Pro Rata Share of each Claim and Liability, (iii) the aggregate liability of each holder of SunRise Stock (including the Principal Shareholders) shall be limited to an aggregate amount equal to the aggregate Merger Consideration received by such shareholder pursuant to Section 2.5 and Section
2.6 hereof, and (iv) notwithstanding anything to the contrary contained elsewhere in this Agreement, the SunRise Indemnitors shall not be obligated to defend and hold Printrak harmless with respect to (a) the first $100,000 of Claims and Liabilities arising from any event described in Section 11.1(i) or 11.1(ii) (other than any Claims and Liabilities arising from the breach of any warranty or any inaccuracy of any representation made by SunRise or the Principal Shareholders as set forth in Sections 4.11 and 4.20, which shall not be subject to this limitation) or (b) any claims made by Printrak after the expiration of the time period referred to in Section 10.4.

         11.3 INDEMNIFICATION OF SUNRISE. Printrak shall defend, indemnify and hold harmless SunRise, and its officers, directors, shareholders, employees and agents against and in respect to all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by Printrak or Merger Sub, or (ii) breach of any covenant or agreement made by Printrak or Merger Sub in this Agreement.

         11.4 CLAIMS PROCEDURE. Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Section 11, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of his or its indemnification obligations contained in this Section 11, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within sixty (60) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right (but not the duty) to defend, at his or its own expense and by his or its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that, as a result of an existing or prospective business relationship between such Indemnitee or any of its subsidiaries on the one hand and any other party or parties to such claim on the other hand, or as a result of other reasonable circumstances, there is a reasonable probability that a claim may materially and adversely affect him or it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Section 11, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and his or its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Section 11 to indemnify an

Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of his or its indemnification obligations contained in this Section 11, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee; provided, however, that if the Indemnitee shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its affiliates by the claimant and imposes no material restrictions on the future activities of the Indemnitee and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party; provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.

         11.5 TREATMENT OF INDEMNITY PAYMENTS. Any payment made to an Indemnitee pursuant to Section 11.1 or the Escrow Agreement shall be treated as a reduction in the consideration paid by Printrak in connection with the Merger.

         11.6 AGREEMENT OF SUNRISE INDEMNITORS. By virtue of the approval of the Merger by the SunRise Shareholders and the acceptance by the SunRise Indemnitors of the consideration payable by Printrak to the SunRise Indemnitors upon the Closing and consummation of the Merger as provided herein, the SunRise Indemntors will, without the need for any further action on their part, have agreed and consented to (i) their indemnification and other obligations under this Section 11; (ii) all of the terms and conditions of the Escrow Agreement and the establishment of the Escrow pursuant to the terms and conditions of this Agreement and the Escrow Agreement to secure their indemnification obligations under this Section 11; and (iii) the appointment of the Representative as the SunRise Indemnitors' representative for purposes of this Section 11 and the Escrow Agreement and as attorney-in-fact and agent for and on behalf of each SunRise Indemnitor, and the taking by the Representative of any and all actions and making of any decisions required or permitted to be taken or made by the Representative on their behalf under this Section 11 or the Escrow Agreement. SunRise agrees that, in connection with the solicitation of votes, proxies and/or consents of SunRise Shareholders for the approval fo the merger, SunRise will use its best efforts to ensure that each SunRise Shareholder (i) is advised of the provisions of this Section, and (ii) agrees to be bound by the provisions of this Section 11 and the Escrow Agreement.

    12. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the shareholders of SunRise and Merger Sub:

              (a) by the mutual consent of the respective Boards of Directors of Printrak, Merger Sub, and SunRise;

              (b) by the Board of Directors of Printrak if any condition to the obligation of Printrak or Merger Sub under this Agreement to be complied with or performed by SunRise at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Printrak;

              (c) by the Board of Directors of SunRise if any condition to the obligation of SunRise under this Agreement to be complied with or performed by Printrak or Merger Sub at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by SunRise; or

              (d) by the Board of Directors of either SunRise or Printrak if the Closing shall not have been consummated on or before September 12, 1997 unless such failure has been caused by the breach of this Agreement by the party securing such termination;

              Notice of such termination by any party hereto pursuant to this
Section 13 shall be given as soon as practicable to the other parties hereto. In the event of a termination of this Agreement pursuant to this Section 12, this Agreement, and any further obligation of Printrak, SunRise and the Principal Shareholders under this Agreement, shall terminate without any obligation or liability of any party to any other parties hereto.

    13.  DEFINITIONS.

         13.1 CROSS REFERENCE TABLE. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

                   TERM                               DEFINITION

                   Agreement                          Preamble
                   Balance Sheet Date                   4.5
                   Claims and Liabilities               11.1
                   Closing                               3
                   Closing Date                          3
                   Closing Payment                    Recitals
                   Code                                2.10
                   Contracts                           4.14
                   Dissenting Shares                   2.10
                   Earn-Out Payment                     2.6
                   Effective Time of the Merger         2.1
                   Employee Plan                       4.21
                   Environmental Laws                  4.29
                   ERISA                               4.21
                   Escrow                              2.13
                   Escrow Agreement                    2.13
                   Escrowed Amount                     2.13
                   Exchange Agent                      2.8
                   Indemnifying Party                  11.4
                   Indemnitee                          11.4
                   Information Statement                6.6
                   Intellectual Property               4.15
                   Licenses                            4.17

                   Liens                                4.6
                   Merger                             Recitals
                   Merger Consideration                 2.6
                   Merger Sub                         Preamble
                   Merger Sub Common Stock              2.4
                   PBGC                                 4.21
                   Principal Shareholders             Preamble
                   Printrak                           Preamble
                   Revenue                              2.6
                   Revenue Calculation                  2.6
                   Securities Act                       4.3
                   SRI                                  4.1
                   SunRise                            Preamble
                   SunRise Balance Sheet                4.5
                   SunRise Convertible Security        13.2
                   SunRise Indemnitors                 11.1
                   SunRise Shareholders               Recitals
                   SunRise Stock                      Recitals
                   SunRise Warrants                    13.2
                   Tax or Taxes                        4.11
                   Tax Return                          4.11
                   To the best knowledge of              4



         13.2 CERTAIN DEFINITIONS. The following terms shall have the following meanings:

              (a) GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. The term "generally accepted accounting principles" shall mean generally accepted accounting principles, as defined by the Financial Accounting Standards Board as of the date hereof.

              (b) MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" shall mean any change in or effect on the business, operations, assets or condition, financial or otherwise, of SunRise or Printrak, as applicable, which is materially adverse to SunRise or Printrak and their respective subsidiaries taken as a whole.

              (c) MEMBER OF THE IMMEDIATE FAMILY. The term "Member of the Immediate Family" shall mean, with respect to any individual, each spouse, parent, brother, sister or child of such individual, each trust created in whole or in part for the benefit of the aforementioned and each custodian or guardian of any property of one or more of the aforementioned.

              (d) ORDINARY COURSE OF BUSINESS. The term "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity and frequency).

              (e) RELATED AGREEMENTS. The term "Related Agreements" shall mean the Agreement of Merger, Escrow Agreement, Employment Agreements, Assignment of Rights Agreement and Non-Competition Agreements.

              (f) SUNRISE DERIVATIVE SECURITIES. The term "SunRise Derivative Securities" shall mean, collectively, (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of SunRise ("SunRise Warrants"); (b) any notice, evidence of indebtedness, stock or other security that is convertible into or exchangeable for any shares of the capital stock of SunRise ("SunRise Convertible Security"), except for SunRise Stock, (c) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any SunRise Convertible Security; and (d) any note, evidence of indebtedness, stock or other security that is convertible into or exchangeable for any SunRise Warrant.

    14.  MISCELLANEOUS.

         14.1 NOTICES. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, or transmitted by facsimile and confirmed, if delivered, mailed, or faxed to the respective parties hereto at the following addresses:

    IF TO PRINTRAK OR MERGER SUB, TO:

         Printrak International Inc.
         1250 North Tustin Avenue
         Anaheim, CA  92807
    Attention:  Ms. Susanna Bennett
    Fax No. (714) 238-2049

         WITH A COPY TO:

              Stradling, Yocca, Carlson & Rauth
              660 Newport Center Drive, Suite 1600
              Newport Beach, CA  92660
              Attention:  Bruce Feuchter, Esq.
              Fax No. (714) 725-4100

    IF TO SUNRISE, TO:

    SunRise Imaging
    42701 Lawrence Place
    Fremont, CA  94538
    Attention:  Steven Butterfield
    Fax No. (510) 770-9209

         WITH A COPY TO:

              Wise & Shepherd, LLP
              3030 Hansen Way, Suite 100
              Palo Alto, CA  94304
              Attention:  Jerrold F. Petruzzelli, Esq.
              Fax No. (650) 856-1344

Notices to the Principal Shareholders shall be sent to the addresses indicated in the Escrow Agreement attached hereto as Exhibit C. Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

         14.2 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

         14.3 SUCCESSORS BOUND. Subject to the provisions of Section 14.2, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         14.4 CAPTIONS. The captions of the sections and paragraphs of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.5 AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

         14.6 ENTIRE AGREEMENT. This Agreement and the Exhibits, Schedules, certificates, and documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings with respect to the subject matter hereof, and no representation or warranty not included herein has been relied upon by any party hereto.

         14.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

         14.8 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California except with respect to its conflicts of laws rules or provisions.

         14.9 ATTORNEYS' FEES. In the event of any dispute, controversy, or proceeding between the parties concerning this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to receive from the other party its costs and expenses, including attorneys' fees.

         14.10 WAIVER. All waivers hereunder must be made in writing, and failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect, limit or waive a party's right of any time to require strict performance of that obligation thereafter. Any waiver of any breach of any provision of this Agreement shall not be construed in any way as a waiver of any continuing or succeeding breach of such provision or waiver or modification of the provision.

         14.11 SEVERABILITY. In the event any court, administrative agency or other governmental entity with appropriate jurisdiction and authority determines that any term or part of this Agreement is invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

                                       PRINTRAK INTERNATIONAL INC.



                                       By:
                                          ----------------------------------
                                          Richard M. Giles, Chairman, President
                                          and Chief Executive Officer


                                       SUNRISE ACQ. CORP.



                                       ------------------------------------
                                            Richard M. Giles, President


                                       SUNRISE IMAGING,
                                       a California corporation



                                       ------------------------------------
                                       Steven M. Butterfield, President



                                       ------------------------------------
                                       Bram Kool, Principal Shareholder



                                       ------------------------------------
                                       Audrey Kool, Principal Shareholder



                                       ------------------------------------
                                       Shashi Rattan, Principal Shareholder



                                       ------------------------------------
                                       Kurt Breish, Principal Shareholder